Exhibit 15.6

CREDIT AGREEMENT

-	Number : 75.-

-	At 17.00 (seventeen) West Indonesia Time.

-	On this day, Tuesday, 28-08-2007 (twenty-eighth of August two thousand and seven).

-	Appeared before me, Mrs. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, in the presence of witnesses known to me, Notary, and whose names shall be mentioned at the end of this deed:

I.

Mrs. DHALIA ARIOTEDJO, born in Slangor, on 15-12-1957 (fifteenth of December one thousand nine hundred and fifty seven), Indonesian Citizen, Director of the Company to be mentioned below, residing in South Jakarta, at Jalan Anggur III/30 B, Neighborhood Ward 012, Neighborhood Block 006, Cipete Selatan Sub-district, Cilandak District.

Holder of Identity Card number : 09.5306.551257.0526.

According to her statement in this matter acting :

a.	In her aforementioned capacities.

b.

By virtue of the power of attorney privately drawn up dated 28-08-2007 (twenty-eighth of August two thousand and seven) Number : 288/ST/DIR/2007, duly stamped and the original of which was presented to me, Notary, from and therefore, for and on behalf as well as lawfully representing:

Mister ANTONY BRENT ELAM, Director of the Company to be mentioned below, residing in Jakarta.

Attorney and principal of which in this matter represented.

Respectively acting in their aforementioned capacities therefore jointly representing the Board of Directors of and therefore acting for and on behalf of as well as lawfully representing PT BANK CENTRAL ASIA Tbk, domiciled and having its registered office in Jakarta, the articles of association of which and the amendments thereto have been announced in the Official Gazette of the Republic of Indonesia consecutively :

-	on 14-04-2000 (fourteenth of April two thousand) number : 30, Supplement number : 1871;

-	on 10-07-2001 (tenth of July two thousand and one) number : 55, Supplement number : 273;

-	on 04-09-2001 (fourth of September two thousand and one) number : 71, Supplement number : 345;

-	on 25-06-2002 (twenty-fifth of June two thousand and two) number : 51, Supplement number : 438;

-	on 23-08-2002 (twenty-third of August two thousand and two) number : 68, Supplement number : 602;

-	on 18-02-2003 (eighteenth of February two thousand and three) number : 14, Supplement number : 132;

The Articles of Association of which are then amended under the deeds:

-	dated 10-10-2002 (tenth of October two thousand and two) number : 7; and

-	dated 06-11-2002 (sixth of November two thousand and two) number : 8;

both were drawn up before HENDRA KARYADI, Sarjana Hukum, Notary in Jakarta, report of the amendment to the deed number : 8 has been received and registered by the Ministry of Justice and Human Rights of the Republic of Indonesia the Directorate General of General Law Administration, under its letter dated 08-11-2002 (eighth of November two thousand and two) Number : C-21837.HT.01.04.TH.2002.

-

dated 08-01-2003 (eighth of January two thousand and three) number : 1, drawn up before MERCIANA SIDHARTA, Sarjana Hukum, at that time the substitute of HENDRA KARYADI, Sarjana Hukum, Notary in Jakarta, the reporting of amendment deed of which has been received and registered by the Ministry of Justice and Human Rights of the Republic of Indonesia the Directorate General of General Law Administration, under its letter dated 16-01-2002 (sixteenth of January two thousand and two) Number : C-00850 HT.01.04.TH.2003;

-

dated 13-06-2003 (thirteenth of June two thousand and three) number : 21, drawn up before HENDRA KARYADI, Sarjana Hukum, Notary in Jakarta, the reporting of amendment deed of which has been received and registered by the Ministry of Justice and Human Rights of the Republic of Indonesia the Directorate General of General Law Administration, under its letter dated 19-06-2003 (nineteenth of June two thousand and three) Number : C-14026 HT.01.04.TH.2003;

-

dated 15-12-2003 (fifteenth of December two thousand and three) number : 19, drawn up before HENDRA KARYADI, Sarjana Hukum, Notary in Jakarta, the reporting of amendment deed of which has been received and registered by the Ministry of Justice and Human Rights of the Republic of Indonesia the Directorate General of General Law Administration, under its letter dated 18-12-2003 (eighteenth of December two thousand and three) Number : C-29489.HT.01.04.Th.2003; and

-

dated 08-01-2004 (eighth of January two thousand and four) number : 4, drawn up before HENDRA KARYADI, Sarjana Hukum, Notary in Jakarta, the reporting of amendment deed of which has been received and registered by the Ministry of Justice and Human Rights of the Republic of Indonesia the Directorate General of General Law Administration, under its letter dated 15-01-2004 (fifteenth of January two thousand and four) Number : C-01121.HT.01.04.TH.2004.

-	PT BANK CENTRAL ASIA Tbk, hereinafter referred to as :

BCA.

I.

Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15-08-1960 (fifteenth of August one thousand nine hundred and sixty), Indonesian Citizen, the President Director of the company to be mentioned below, residing in East Jakarta, at Jalan Pulo Asem I number : 10, Neighborhood Ward 003, Neighborhood Block 001, Jati Sub-district, Pulo Gadung District.

-	Holder of Identity Card number : 09.5402.150860.0425.

-

According to his statement in this matter acting in his aforementioned capacity, therefore representing the Board of Directors, while in order to take the legal action herein according to his statement has obtained the approval from the Board the Commissioners of the Company, all of the foregoing as described in the Circular Resolution of the Board of Commissioners of PT Indosat Tbk In Lieu of The Board of Commissioners Meeting privately drawn up dully stamped dated 12-03-2007 (twelfth of March two thousand and seven) Number : 01/12-03-07 the original of which was presented to me, Notary, from and therefore for and on behalf of as well as lawfully representing PT INDOSAT Tbk, domiciled in Jakarta the articles of association of which have been changed several time under :

-

deed dated 08-03-2004 (eighth of March two thousand and four) number : 7, drawn up before me, Notary, report of the amendments to the articles of association of which has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 08-03-2004 (eighth of March two thousand and four) number : C-05582 HT.01.04.TH.2004;

-

deed dated 30-09-2004 (thirtieth of September two thousand and four) number : 145, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which has obtained approval from the Ministry of Justice and Human Rights of the Republic of Indonesia under its letter dated 02-12-2004 (second of December two thousand and four) number : C-29270 HT.01.04.TH.2004 and report of the amendments to the articles of association of which has been received and registered in the Database Sisminbakum (Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 08-12-2004 (eighth of December two thousand and four) number : C-29786 HT.01.04 TH.2004;

-

deed dated 24-12-2004 (twenty-fourth of December two thousand and four) number : 141, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 04-01-2005 (fourth of January two thousand and five) number : C-00088 HT.01.04.Th.2005;

-

deed dated 14-01-2005 (fourteenth of January two thousand and five) number : 79, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, report of the amendments to its articles of association has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 04-02-2005 (fourth of February two thousand and five) number : C-03065 HT.01.04.TH.2005;

-

dated 28-04-2005 (twenty-eighth of April two thousand and five) number : 150, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 19-05-2005 (nineteenth of May two thousand and five) number : C-13673 HT.01.04.TH.2005;

-

dated 22-07-2005 (twenty-second of July two thousand and five) number : 157, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 08-08-2005 (eighth of August two thousand and five) number : C-21968 HT.01.04.TH.2005;

-

dated 21-10-2005 (twenty-first of October two thousand and five) number : 145, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 02-12-2005 (second of December two thousand and five) number : C-32142. HT.01.04.TH.2005;

-

dated 21-10-2005 (twenty-first of October two thousand and five) number : 146, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for

Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 16-12-2005 (sixteenth of December two thousand and five) number : C-33508. HT.01.04.TH.2005;

-

dated 23-01-2006 (twenty-third of January two thousand and six) number : 122, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 15-02-2006 (fifteenth of February two thousand and six) number : C-04216. HT.01.04.TH.2006;

-

dated 05-05-2006 (fifth of May two thousand and six) number : 31, drawn up before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum

(Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 02-06-2006 (second of June two thousand and six) number : C-16129. HT.01.04.TH.2006;

-

dated 21-09-2006 (twenty-fist of September two thousand and six) number : 129, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 05-10-2006 (fifth of October two thousand and six) number : W7-HT.01.04-1787;

-

dated 09-11-2006 (ninth of November two thousand and six) number : 38, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities)the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 28-11-2006 (twenty-eighth of November two thousand and six) number : W7-HT.01.04-4134;

The last composition of the Board of Directors and the Board of Commissioners as set forth in the deed dated 05-06-2007 (fifth of June two thousand and seven) number : 17, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta.

PT INDOSAT Tbk hereinafter referred to as :

DEBTOR

BCA and DEBTOR hereby agree to enter into a Credit Agreement under the following terms and conditions :

Article 1

DEFINITIONS

For the purpose of this agreement, the following terms shall be defined as follows:

Permitted Collateral and Security shall be :

(i)

The existing Collateral and Security given by DEBTOR or Subsidiary Company, provided that if such assets used as Collateral or Security object have been relinquished as security, therefore such assets can be bound again as Collateral and Security for the purpose of any party other than BCA;

(ii)	Collateral and Security provided for bid or depository process or for securing the payment of import duty tax or rental;

(iii)	Collateral and Security provided for securing specified obligations in relation to the account receivables of DEBTOR and its Subsidiary which is commonly conducted in their daily respective business;

(iv)	Collateral and Security in relation to the allocation for payable taxes;

(v)

Collateral and Security for financing assets procurement through the credit in general, export credit or supplier as well as vendor financing or financial lease, in which the aforementioned assets shall become Collateral and Security objects for such financing; and

(vi)

Collateral and Security provided in the context of financing the implementation of cooperation project between DEBTOR or Subsidiary and other party in which such project financing is provided by other party (including the party with whom the DEBTOR and Subsidiary cooperates).

Subsidiary Company shall be companies :

(a)	the shareholding of which either directly or indirectly is controlled by DEBTOR by at least 50% (fifty percent) of total shares issued in the relevant company; and

(b)	the financial statements of which is consolidated with DEBTOR in accordance with the financial accounting standard statements applicable in Indonesia;

Credit Facility Withdrawal Period shall be a period in which the DEBTOR is allowed to withdraw the credit facility extended by BCA.

Credit Facility shall be investment credit facility approved by BCA to be extended to the DEBTOR as set forth in article 2 of the Credit Agreement based on the terms and requirements thereof.

Business Day shall be the days on which the BCA branch office where the Credit Facility is administered opens and conducts banking service for the public.

JIBOR or Jakarta Inter Bank Offered Rate shall be interest rate in Jakarta inter- bank money markets as published by Reuters in the Reuters Interest Rate Monitor Service (Reuters Screen) at 11.00 morning of local time, 3 (three) business days prior to the commencement of an Interest Period, indicating interest rate inter primary bank(-s) in Jakarta becoming a reference in determining loan interest rate in Rupiah currency for a-3 (three)-month period and for the purpose of this Credit Agreement, the JIBOR interest rate up to the number of 1/1,000 (one per mile) shall be rounded.

Event of Default shall be any act or event as referred to in article 14 of the Credit Agreement.

Underwriting shall be underwriting extended by DEBTOR for securing anything payable by Indosat International Finance Company BV in relation to the issuance of promissory notes on behalf of Indosat International Finance Company BV or other companies specifically established for the purpose of issuing promissory notes, under the following terms and conditions :

-	DEBTOR shall not violate financial ratio as set forth in article 12 sub-article j of the Credit Agreement; and

-

DEBTOR’s obligations related to the Underwriting shall have equal position (paripassu) and shall be related to the cross default with the DEBTOR’s obligations against BCA based on the Credit Agreement.

Interest Period shall be a period in which the interest rate and interest calculation is applicable namely, every 3 (three) months under the conditions as follows :

(i)	the calculation of first Interest period shall be commenced as from the date of the first Credit Facility withdrawal and ended at the same date of the next 3 (three) months;

(ii)	the subsequent Interest Period calculation shall be commenced as from the expiry of previous Interest Period and ended at the same date of the next 3 (three) months; and

(iii)	the final Interest Period calculation shall be commenced as from the expiry of previous Interest Period and ended up to the payment date of the final principal Loan installment.

Credit Agreement shall be the agreement set forth herein including all extensions, amendments and/or additions.

Interest Payment Date shall the date when the DEBTOR shall be obligated to pay the interest namely, each last date of an Interest Period.

Debt shall be all amount of money payable by the DEBTOR at a certain time to BCA under the Credit Agreement, including the amount of the principal loan, interest, provisions, penalty, charges and/or other obligations under the Credit Agreement.

Article 2

AMOUNT AND PURPOSE OF THE USE OF CREDIT FACILITY

2.1.

With due observance of the terms and conditions of the Credit Agreement, BCA agrees to extend Credit Facility to the DEBTOR in the form of Investment Credit Facility, up to a maximum amount of Rp. 1,600,000,000,000.00.- (one trillion six hundred billion Rupiah).

2.2.	The DEBTOR hereby agrees with the amount of the aforementioned Credit Facility extension.

2.3.	The aforementioned Credit Facility shall be used for :

a.

repaying the DEBTOR’s debt to syndication creditors consisting of PT Bank Mandiri (Persero) Tbk., PT Bank Negara Indonesia (Persero) Tbk., and BCA arising out of Syndication Loan Agreement dated 02-10-2003 (second of October two thousand and three) number : 12, drawn up before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate Notary, at that time acting as a substitute of me, Notary, which has been amended several times, as last amended by the Deed of Second Amendments to the Syndication Loan Agreement dated 17-01-2006 (seventeenth of January two thousand and six) number : 17, drawn up before me, Notary; and

b.	financing of DEBTOR’s capital expenditure for the telecommunication service business;

DEBTOR shall be responsible for the compliance with the use of the aforementioned Credit Facility.

Article 3

PERIOD OF CREDIT FACILITY WITHDRAWAL

3.1.

With due observance of terms and conditions of the Credit Agreement, the period of Credit Facility Withdrawal shall be as from 28-08-2007 (twenty-eighth of August two thousand and seven) and ended at 28-10-2007 (twenty-eighth of August two thousand and seven).

3.2.	After the Period of Credit Facility Withdrawal as set forth in article 3.1 expires, BCA shall no longer be obligated to extend Credit Facility to the DEBTOR.

3.3.

In the event that the Period of Credit Facility Withdrawal has been expired and BCA at its own discretion has approved the extension of such Credit Facility Withdrawal Period, however deed of amendments to Credit Agreement regarding the aforementioned extension cannot be signed yet, therefore BCA shall send extension notification letter on the Credit Facility Withdrawal Period (Notification Letter) applicable for a period set forth in the Notification Letter.

Credit Facility withdrawn during the period set forth in the Notification Letter shall constitute Debtor’s Loan subject to the terms and conditions of the Credit Agreement.

DEBTOR shall also agree to, in the event after the delivery of Notification Letter BCA then agrees to further extend the Credit Facility, hereby bind itself to sign the amendment date to the Credit Agreement concerning the further extension of such Credit Facility Withdrawal Period.

Notification Letter shall be an integrated and inseparable part of this Credit Agreement.

Article 4

INTEREST AND PROVISIONS

4.1.	Upon each payable money loan based on the Credit Agreement, the DEBTOR shall be obligated to pay an interest of :

-	9.75% (nine point seventy-five percent) per annum, which shall be fixed for the first 1 (one) year;

-	10.50% (ten point fifty percent) per annum, which shall be fixed for the second 1 (one) year;

-	JIBOR plus 1.5% (one point five percent) per annum, which shall be applicable for the third year up to the fifth year.

calculated based on the amount of Credit Facility which has been withdrawn and has not been repaid by the DEBTOR.

4.2.

Interest calculations shall be conducted on a daily basis based on a fixed denominator of 360 (three hundred and sixty) days a year, and shall be completely paid to the BCA on the Interest Payment date, by debiting the DEBTOR’s account in BCA or by other methods agreed by the parties, provided that the Interest Payment Date shall not exceed the date in which the Credit Facility must be paid fully.

4.3.

In relation to the use of interest rate reference at the third, fourth and fifth year, the DEBTOR shall agree that if JIBOR is not available completely or in full details, therefore BCA shall review the interest rate formula stipulated in the Credit Agreement, including the reference of interest rate or margin without approval of the DEBTOR, under the following conditions :

(i)

In case BCA shall exercise the rights of BCA concerned, BCA shall notify in writing the interest rate to be applied to the DEBTOR by a notification letter constituting an integrated and inseparable part of the Credit Agreement (Notification Letter), provided that the DEBTOR may select to conduct negotiation within a period of no more than 7 (seven) calendar days, as of the Notification Letter date;

(ii)

If up to the expire of a period to conduct such negotiation an agreement has not been reached concerning the interest rate which shall be applicable to the Credit Facility extended by BCA to the DEBTOR, therefore :

a.	the applicable interest rate to the Credit Facility shall be in accordance with the interest rate stipulated by BCA up to the JIBOR interest rate is available again; or

b.

DEBTOR shall have option to settle the Loan in a period of 60 (sixty) calendar days, as of the period to conduct negotiation as set forth in point (i) above expires, provided that the interest rate applicable to the Credit Facility up to the Loan settlement shall be equal to the interest rate stipulated by BCA as referred to in point a above, without accelerated payment penalty or fine.

4.4.	Upon the Credit Facility extension, DEBTOR shall be obligated to pay to the BCA :

a.

Provisions of 0.25% (zero point twenty-five percent) calculated from the extended amount of Credit Facility. The aforementioned provisions must only be paid one time namely, at the first withdrawal date of Credit Facility.

b.

Commitment Charges of 0.15% (zero point fifteen percent) calculated from the Credit Facility which is not withdrawn up to the Credit Facility Withdrawal Period expires. The Commitment Charges must be paid on the expiration date of the Credit Facility Withdrawal Period.

4.5.	Payment of provisions can be made by debiting the DEBTOR’s account in BCA or other ways agreed by the parties.

4.6.	For the purpose of conducting such account debiting, DEBTOR shall grant power of attorney to BCA as set forth in article 19.1 of the Credit Agreement.

4.7.

In the event that the Interest Payment Date and/or provisions payment date falls not on a Business Day, then DEBTOR shall be obligated to provide funds in its account in BCA for the purpose of the aforementioned interest and/or provisions payment on the previous Business Day.

4.8.

If the Credit Agreement has been signed but the Credit Facility is not used by the DEBTOR or the Loan becomes mature due to the reasons set forth in articles 14.2 and 18.3 of the Credit Agreement therefore BCA shall not be obligated to repay the DEBTOR the provisions has been paid by DEBTOR to BCA.

Article 5

LOAN EVIDENCE

Bookkeeping and records which have been and to be made by BCA constitute complete and conclusive evidences regarding the Loan and such evidences shall bind the DEBTOR, except as otherwise proved.

Article 6

REQUIREMENTS FOR THE CREDIT FACILITY WITHDRAWAL

6.1.	Credit Facility Withdrawal can be conducted by DEBTOR at every Business Day if the DEBTOR has met the following requirements :

a.	DEBTOR has submitted to BCA :

-	photocopy declared as a true copy of articles of association of the DEBTOR including the amendments thereto;

-	other documents required by BCA, namely Taxpayer Register Number, Company Registration Certificate and business permits;

-	Data of shareholders (Articles of Association/Identity Card and Taxpayer Registration Number);

-	Other documents reasonably requested for the administrative purpose.

b.

There is no Event of Default which is currently in progress or an action or event causing an Event of Default or an action or event which following to the notification or the lapse of time or both of them shall constitute an Event of Default.

c.	Matters declared in the Statement as referred to in article 11of the Credit Agreement shall be correct and in accordance with the fact.

6.2.	DEBTOR shall comply with special provisions regarding the method of Credit Facility withdrawal as follows :

1.	DEBTOR shall submit an application for Credit Facility withdrawal by no later than 3 (three) Business Days prior to the Credit Facility withdrawal planned;

2.	Credit Facility Withdrawal shall be made within a Credit Facility Withdrawal Period as referred to in the provisions of article 3.1 of the Credit Agreement.

Article 7

DEBT REPAYMENT

7.1.

Debt Repayment must be made by the DEBTOR in the similar currency to the Credit Facility extended by BCA and must be effectively received by the branch office of BCA at Jalan Jenderal Sudirman Kaveling 22-23, Jakarta by no later than 14.00 hours (fourteen) local time in accordance with the Attachment of List of Installment, namely on the same date as the Interest Payment Date and the last installment must be paid on the same date as the first Credit Facility withdrawal date which falls 60 (sixty) months after that, provided that the schedule and amount of installment payment shall be as follows :

-	On the 1st (first) Anniversary totaling 10% (ten percent) of principal amount of the Credit Facility;

-	On the 2nd (second) Anniversary totaling 10% (ten percent) of principal amount of the Credit Facility;

-	On the 3rd (third) Anniversary totaling 15% (fifteen percent) of principal amount of the Credit Facility;

-	On the 4th (fourth) Anniversary totaling 15% (fifteen percent) of principal amount of the Credit Facility;

-	On the 5th (fifth) Anniversary totaling 50% (fifty percent) of principal amount of the Credit Facility;

7.2.	If the Debt repayment date falls not on the Business Day therefore the DEBTOR shall be obligated to provide funds in its account in BCA for such repayment purpose on the previous Business Day.

7.3.	Debt Repayment received by BCA before 14.00 hours (fourteen) of local time shall be deemed as has been received by BCA on the next Business Day.

Article 8

PENALTY

8.1.

If the DEBTOR is negligent to pay the Debt due to any reason whatsoever on the maturity date the DEBTOR shall be obligated to pay a penalty on the amount failed to be paid as from the date of such failure up to the date on which the full payment is made in the amount of 2% (two percent) per annum above the applicable interest rate.

8.2.	The aforementioned penalty calculation shall be made in daily basis based on a fixed denominator of 360 (three hundred and sixty) days a year.

Article 9

SPECIAL PROVISIONS

9.1.	The DEBTOR may repay a portion of or the entire payable amount prior to its maturity as set forth in the List of Installment, without subject to penalty, by observing the following provisions :

a.	Such payment shall be made after the Credit Facility has been for 2 (two) years period;

b.	The DEBTOR shall give prior written notice to BCA by no later than 7 (seven) Business Days of its plan to make an accelerated repayment, by mentioning the amount and payment date to be made.

c.	The aforementioned notice cannot be cancelled by the DEBTOR;

d.	The amount that has been repaid cannot be refunded or reused under any reasons whatsoever.

9.2.

For accelerated repayment made within a period of less than 2 (two) years as from the Credit Facility, the DEBTOR shall be obligated to reimburse all BCA losses related to the expenses which is reasonably and normally spent by BCA in relation to the provisions of fixed interest up to the 2nd (second) year, the amount of which shall be calculated by BCA at the time of the settlement plus penalty of 2% (two percent) of the settled amount.

9.3.

In the event of any change in interest rate and/or partial accelerated repayment and/or repayment delay, BCA shall recalculate the amount of principal installment and interest payment which must be paid by DEBTOR to BCA, and therefore BCA shall issue a new List of Installment in lieu of an old List of Installment. The aforementioned list(-s) shall constitute an integrated and inseparable part of the Credit Agreement.

The DEBTOR hereby declares its approval with the calculation made by BCA and shall comply with the payment amount which must be paid by the DEBTOR to BCA as set forth in the aforementioned List of Installment.

Article 10

SECURITY

This Credit Facility is not secured with special collateral in the form of goods or income or other assets owned by DEBTOR in any form whatsoever as well as not secured by any party whatsoever, but secured under all DEBTOR’s assets, either in the form of movable or immovable assets, either has been existed or to be existed in the future, except assets of DEBTOR which under a particular way have been used as security against its creditors, becoming general security on all DEBTOR’s debts to its all creditors which are not specifically secured or without privilege including this Credit Facility, with equal payment rate (paripassu) in accordance with the provisions of articles 1131 and 1132 of the Indonesian Civil Code.

Article 11

REPRESENTATIONS

The DEBTOR hereby represents and warrants BCA concerning the accuracy of the following matters :

a.	The DEBTOR has obtain all company’s approval required by the articles of association of the DEBTOR to obtain Credit Facility by BCA under the Credit Agreement (including the articles of association of the Board of Commissioners of the DEBTOR) and person(-s) appointed to represent the DEBTOR to sign the Credit Agreement shall have rights and authorities to represent and sign the Credit Agreement and therefore the Credit Agreement shall lawfully bind the DEBTOR.

b.

The DEBTOR has permits required to carry out the DEBTOR’s business properly and hereby covenant to extend or renew the aforementioned permits at its expiry date in case such extension or renewal is required by the applicable regulations.

c.

At the date of the Credit Agreement, there is no civil case, state administrative case, tax claim, investigation as well as criminal case or dispute taking place, threatening or may affecting the DEBTOR or DEBTOR’s assets, thus materially affecting the financial conditions and business of the DEBTOR or may impede the DEBTOR’s ability to perform its obligations based on the Credit Agreement. With respect to this provisions, referred herein to as material shall be a value equal to or more than 10% (ten percent) of DEBTOR’s income or 20% (twenty percent) of equity, whichever is lower.

d.

At the date of the Credit Agreement there is no event which constitutes an Event of Default and or an event which may become an Event of Default or an event which by the lapse of time or following to the notification or both of them shall become an Event of Default.

e.

All documents, data and statements which have been provided by the DEBTOR shall be correct and there are no documents, data and other statements which are not informed to the DEBTOR which, based on reasonable assessment of BCA, if provided or informed by the DEBTOR to the BCA may affect the decision of BCA in extending the Credit Facility.

f.

In drawing up and implementing the Credit Agreement and or other Agreements related to the Credit Agreement, the DEBTOR shall not violate or act in contrary to the applicable laws, government regulations, policies of the government, government guidelines or instructions, Court decision as well as DEBTOR’s company articles of association or resulting in a default to any other agreement drawn up by the DEBTOR.

g.	At the signing of the Credit Agreement, the articles of association of the DEBTOR including its amendments shall include in :

-

deed dated 08-03-2004 (eighth of March two thousand and four) number : 7, drawn up before me, Notary, report of amendments to the articles of association of which has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 08-03-2004 (eighth of March two thousand and four) number : C-05582 HT.01.04.TH.2004;

-

deed dated 30-09-2004 (thirtieth of September two thousand and four) number : 145, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which has obtained approval from the Ministry of Justice and Human Rights of the Republic of Indonesia under its letter dated 02-12-2004 (second of December two thousand and four) number : C-29270 HT.01.04.Th.2004 and report of the amendments to its articles of association has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 08-12-2004 (eighth of December two thousand and four) number : C-29786 HT.01.04.TH.2004;

-

deed dated 24-12-2004 (twenty-fourth of December two thousand and four) number : 141, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed of which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 04-01-2005 (fourth of January two thousand and five) number : C-00088 HT.01.04.TH.2005;

-

deed dated 14-01-2005 (fourteenth of January two thousand and five) number : 79, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the report on the amendments to its articles of association of which has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 04-02-2005 (fourth of February two thousand and five) number : C-03065 HT.01.04.TH.2005;

-

dated 28-04-2005 (twenty-eighth of April two thousand and five) number : 150, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the notification of the deed of which has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities)of the

Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 19-05-2005 (nineteenth of May two thousand and five) number : C-13673 HT.01.04.TH.2005;

-

dated 22-07-2005 (twenty-second of July two thousand and five) number : 157, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed in which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 08-08-2005 (eighth of August two thousand and five) number : C-21968 HT.01.04.TH.2005;

-

dated 21-10-2005 (twenty-first of October two thousand and five) number : 145, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed in which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 02-12-2005 (second of December two thousand and five) number : C-32142 HT.01.04.TH.2005;

-

dated 21-10-2005 (twenty-first of October two thousand and five) number : 146, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed in which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 16-12-2005 (sixteenth of December two thousand and five) number : C-33508. HT.01.04.TH.2005;

-

dated 23-01-2006 (twenty-third of January two thousand and six) number : 122, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed in which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 15-02-2006 (fifteenth of February two thousand and six) number : C-04216. HT.01.04.TH.2006;

-

dated 05-05-2006 (fifth of May two thousand and six) number : 31, drawn up before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed in which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 02-06-2006 (second of June two thousand and six) number : C-16129 HT.01.04.TH.2006;

-

dated 21-09-2006 (twenty-first of September two thousand and six) number : 129, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed in which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 05-10-2006 (fifth of October two thousand and six) number : W7-HT.01.04.1787;

-

dated 09-11-2006 (ninth of November two thousand and six) number : 38, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the deed in which its notification has been received and registered in the Database of Sisminbakum (Administrative System for Legal Entities) of the Directorate General of General Law Administration of the Ministry of Justice and Human Rights of the Republic of Indonesia dated 28-11-2006 (twenty-eighth of November two thousand and six) number : W7-HT.01.04.4134;

In addition to the aforementioned deed(-s), there are no other deed(-s) which are not/have not submitted by the DEBTOR to BCA.

h.

Based on deed dated 05-06-2007 (fifth of June two thousand and seven) number : 17, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, the shareholders of the DEBTOR shall be as follows :

A Series Shares

The State of the Republic of Indonesia 1 (one) share;

B Series Shares

1.	The State of the Republic of Indonesia	776,624,999 shares

2.	Indonesia Communications Limited	2,171,250,000 shares

3.	Public	2,486,058,500 shares

In addition to them the names of which mentioned above, there are no other people or party constituting the shareholders of the DEBTOR.

I.

Based on deed dated 05-06-2007 (fifth of June two thousand and seven) number : 17, drawn up before AULIA TAUFANI, Sarjana Hukum, at that time the substitute of SUTJIPTO, Sarjana Hukum, Notary in Jakarta, the composition of members of the Board of Directors and Commissioners of the DEBTOR shall be as follows :

-	President Director	: mr. JOHNNY SWANDI SJAM;

-	Vice President Director	: mr. KAIZAD BOMI HEERJEE;

-	Director	: mr. FADZRI SENTOSA;

-	Director	: mr. WAHYU WIJAYADI;

-	Director	: mr. GUNTUR SOALOON SIBORO;

-	Director	: mr. RAYMOND TAN KIM MENG;

-	Director	: mr. SYAKIEB AHMAD SUNGKAR;

-	Director	: mr. WONG HEANG TUCK;

-	Director	: mr. ROY KANNAN;

COMMISSIONERS :

-	President Commissioner	: mr. PETER SEAH LIM HUAT;

-	Commissioner	: mr. LEE THENG KIAT;

-	Commissioner	: mr. SIO TAT HIANG;

-	Commissioner	: mr. SUM SOON LIM;

-	Commissioner	: mr. ROES ARYAWIJAYA;

-	Commissioner	: mr. SETYANTO PRAWIRA SANTOSA;

-	Commissioner	: mr. SHEIKH MOHAMMED BIN SUHAIM HAMAD AL-THANI;

-	Independent Commissioner	: mr. LIM AH DOO;

-	Independent Commissioner	: mr. SETIO ANGGORO DEWO;

-	Independent Commissioner	: mr. SOEPRAPTO;

In addition to them the names of which mentioned above, there are no other people or party holds the position as the Board of Directors and Commissioners of the DEBTOR.

Article 12

MATTERS MUST BE IMPLEMENTED BY THE DEBTOR

Except otherwise provided in writing by BCA, the DEBTOR shall be obligated :

a.	to use the Credit Facility extended by BCA for only the purpose as referred to in Article 2.3 of the Credit Agreement;

b.	to comply with all laws, government regulations, government policies, guidelines or instruction of the government applicable to the DEBTOR;

c.

to forthwith notify BCA in writing concerning the existence of any case relating to the DEBTOR, whether civil, state administration, tax claims, investigation or civil cases which shall affect the capability of the DEBTOR to meet its obligations under this Credit Agreement;

d.

to pay all costs arising and relating to the Credit Facility extension as well as the implementation of terms and requirements of Credit Agreement although the Credit Facility is not used and/or the Credit Agreement is cancelled;

e.	to provide all information required by BCA related to the Credit Facility extension;

f.	to maintain the Intellectual Property Rights, among other things, intellectual property rights which has or will be owned by the DEBTOR;

g.

to establish and maintain the bookkeeping, administration and financial supervisory system in accordance with the accounting principle generally accepted in Indonesia and which is applied continuously to reasonably reflect the condition of the assets, finance as well as business proceeds of the DEBTOR;

h.	to allow BCA or parties appointed by BCA, with prior notice of 7 (seven) Business Days, at any time to inspect the activities, bookkeeping and other records made by the DEBTOR;

i.	to submit to BCA :

-

Annual financial statement (Balance Sheet and Profit and Loss Statement) audited by a registered Public Accountant approved by BCA, in the form of Long Form Audited Report which must be submitted by no later than 180 (one hundred and eighty) days following the closing of an accounting year;

-	quarterly Home Statement (Balance Sheet and Profit and Loss Statement) which must be submitted by no later than 90 (ninety) days following the closing of the respective reporting period;

-

copies/photocopies of permits directly related to the primary business activities of the DEBTOR pursuant to the applicable laws and regulations so that the DEBTOR shall remain be able to conduct its business;

j.	To maintain the consolidated financial ratio of the DEBTOR the amount of which shall be reviewed by BCA every year, namely as follows :

a.	ratio of total loan to equity shall not be more than 1.75 : 1 (one point seventy five to one) as identified in each quarterly consolidated financial statements.

b.

ratio of EBITDA (earning before interest, tax, depreciation and amortization) to loan interest payment shall not be less than 3 : 1 (three to one) as indicated in each annual audited consolidated financial statements.

c.	ratio of total loan and procurement debts to the Suppliers to EBITDA shall not be more than 3.5 : 1 (three point five to one) as included in each annual audited consolidated financial statements.

k.	To forthwith notify BCA regarding :

(i)

any Event of Default known by the DEBTOR which may materially affect the DEBTOR’s conditions and explain such Event of Default and any action to be taken concerning such Event of Default. With respect to this provisions, referred to herein as material shall be a value equal to or more than 10% (ten percent) of DEBTOR’s income or 20% (twenty percent) of equity, whichever is lower;

(ii)

any Event of Default committed by Indosat International Finance Company BV or other companies established specifically for the purpose of issuing promissory notes which may cause the performance of rights of the creditors of Indosat International Finance Company BV or other companies specifically established for the purpose of issuing promissory notes to execute Underwriting.

l.

To take all necessary measures to maintain its status as a legal entity and to ensure that the DEBTOR has rights and capability to carry out its business properly in each applicable jurisdiction and shall obtain and maintain all necessary principal licenses to carry out its business in the aforementioned jurisdiction.

m.	To maintain at its maximum efforts all authorities and approval and shall be obligated to immediately obtain any other necessary approval to be able to perform anything set forth herein.

n.	To insure the assets of the DEBTOR with an insurance company under the terms and conditions usually conducted by the DEBTOR and if requested by BCA, to report the insurance coverage of its assets.

o.	At the request of BCA, to act or draw up and execute all documents related to the performance or applicability of the Credit Agreement.

p.

To notify BCA, all amendments to the articles of association of the DEBTOR requiring approval of the Minister of Justice and Human Rights within 7 (seven) Business Days following the aforementioned approval.

Article 13

PROHIBITIONS FOR THE DEBTOR

Insofar as the DEBTS have not been repaid in full by the DEBTOR or the Credit Facility Withdrawal Period has not expired, the DEBTOR shall be prohibited from conducting the following matters, without prior written approval of the BCA:

1.	Offering the DEBTOR’s assets as collateral to the other party, except Permitted Collateral and Security;

2.	conducting transactions with any individual or party, including but not limited to its affiliation company, under a different method or other than the existing practices and norms;

3.	submitting application for bankruptcy or application for suspending payment to the competent authorities (Court);

4.

selling or relinquishing the material parts of immovable assets or main assets in carry out its business, except in the context of carrying out the daily businesses. In relation to this provisions, referred to herein as material shall be a value equal to or more than 10% (ten percent) of the DEBTOR’s income or 20% (twenty percent) of equity, whichever is lower;

5.	conducting consolidation, merger, takeover, separation or liquidation;

6.	deducting or decreasing paid-up capital of the DEBTOR; and

7.	changing the type and nature of the DEBTOR’s main business.

Article 14

EVENT OF DEFAULT

14.1.	The occurrence of one or more of the following events shall constitute the Event of Default, namely :

a.

the DEBTOR’s failure to pay any Debt timely and under the method as provided for in the Credit Agreement, in which the lapse of the time shall serve as valid and sufficient evidence of the DEBTOR’s failure to exercise its obligations;

b.

The DEBTOR fails or does not comply with terms and conditions as referred to in articles 12 and 13 or other provisions set forth in the Credit Agreement as well as other agreements related to the Credit Agreement, either existing credit agreement or those to be drawn up in the future.

c.	the DEBTOR uses Credit Facility other than its utilization purpose and objective;

d.

based on assessment of BCA, financial conditions, reliability and solvability of DEBTOR have deteriorated materially so that affecting the capability of the DEBTOR in paying the Debts and such occurrence is not remedied by the DEBTOR within a period of 30 (thirty) calendar days as of the notification letter concerning such occurrence is given by BCA to the DEBTOR. With respect to this provisions, referred to herein as material shall be a value equal to or larger than 10% (ten percent) of the DEBTOR’s income of 20% (twenty percent) of equity, whichever lower;

e.

The DEBTOR submits a petition for bankruptcy or is declared as bankrupt or submit to suspend the obligation to pay the debts or due to any reason whatsoever shall no longer be entitled to manage or control the DEBTOR’s assets and/or a petition for bankruptcy is submitted by another party against the DEBTOR or another party is appointed to control over the DEBTOR’s assets;

f.

A large portion or all of the DEBTOR’s assets are sequestrated due to a case or dispute which materially may affect the capability of the DEBTOR in fulfilling its obligations pursuant to the Credit Agreement;

g.

Statements included in article 11 of the Credit Agreement is proven to be incorrect and the aforementioned matter is not remedied by the DEBTOR within a period of 30 (thirty) calendar days as of the date of notification letter concerning such matter is given by BCA to the DEBTOR;

h.

The DEBTOR shall be obligated to pay compensation and/or other payment which may materially affect the capability of the DEBTOR to pay its Debts. With respect to this provisions, referred to herein as material shall be a value equal to or larger than 10% (ten percent) of the DEBTOR’s income of 20% (twenty percent) of equity, whichever lower;

i.

The DEBTOR commit an act violating an applicable provisions or regulations which may cause the cellular and SLI operator licenses of the DEBTOR are revoked and either directly or indirectly may affect the DEBTOR’s capability to fulfill its obligations pursuant to the Credit Agreement;

j.

A petition for bankruptcy is submitted by another party against the DEBTOR or another party is appointed to control over the DEBTOR’s assets and such matter is not settled by the DEBTOR within 30 (thirty) days as from the date of such petition or appointment.

k.	The DEBTOR is liquidated.

l.

The DEBTOR is declared as committing a default in exercising its obligations to the other party which based on BCA’s considerations such default may affect the capability of the DEBTOR to perform its obligations pursuant to this Credit Agreement and such default is not remedied by the DEBTOR within a period of 30 (thirty) calendar days as from the notification letter concerning such occurrence is given by BCA to the DEBTOR;

m.

Indosat International Finance Company BV or other companies specifically incorporated for the purpose of issuing promissory notes is declared as bankrupt by its creditors in relation to the issuance of promissory notes in which the DEBTOR acts as the underwriting and such default is not remedied by the DEBTOR within a period of 30 (thirty) calendar days as from the date of notification letter concerning such occurrence is given by BCA to the DEBTOR;

14.2.

In the event of any default as set forth in article 14.1 of the Credit Agreement, BCA shall be entitled to declare that the Debts becomes due and must be paid fully by the DEBTOR to the BCA without due observance of the provisions concerning Debt Payment as set forth in article 7 of the Credit Agreement provided that the DEBTOR’s obligations arising out of the Credit Agreement must remain be fulfilled.

The parties agree to waive the provisions of Article 1266 of the Indonesian Civil Code, particularly those requires that the agreement cancellation must obtain stipulation of the District Court.

14.3.

If the DEBTOR shall be obligated to exercise an obligation pursuant to the Credit Agreement at a certain time stipulated and the DEBTOR fails to perform the obligation thereof, hence the lapse of the time shall serve as valid and sufficient evidence of the DEBTOR’s failure so that a notice (summons) or other similar letter as well as warning letter from the bailiff is not required.

14.4.

If the Debts become due as referred to in article 14.2 of the Credit Agreement, BCA shall be entitled to exercise its rights as the creditor to obtain Debt repayment by exercising its rights against the DEBTOR and/or its assets.

Article 15

PAYMENT ALLOCATION

15.1.	Any amount of money obtained by BCA from the Debt payment and/or due to the implementation of debt set-off from the DEBTOR’s funds in the BCA shall be used based on the following priority :

-	First : to pay all costs spent or paid by BCA related to the performance of BCA’s rights pursuant to the Credit Agreement which have not been paid by the DEBTOR;

-	Second : to fully pay all penalty arising which has not been paid by the DEBTOR to BCA in relation to the Credit Agreement;

-	Third : to fully pay all interests arising and/or provision which has not been paid by the DEBTOR to the BCA in relation to the Credit Agreement;

-	Fourth : to fully pay the principal Debt amount which must be paid by the DEBTOR to BCA in relation to the Credit Agreement.

15.2.

If after all obligations of the DEBTOR have been paid fully and it is evident that there are excess amount of money, hence BCA shall transfer such excess amount to the DEBTOR or other party having rights to the excess amount, without BCA’s obligation to pay interest on such excess amount of money.

Article 16

TAXES

16.1.

All and any amount of money which must be paid by the DEBTOR to BCA pursuant to the Credit Agreement shall be free, clean and without tax deduction or withholding, levy, retribution or charges in any form and any amount whatsoever.

16.2.

If the applicable laws and regulations requires the DEBTOR to withhold or deduct the amount of money which must be paid based on the Credit Agreement, therefore the DEBTOR shall be obligated to pay an additional amount to the BCA the amount of which shall be determined so that after such withholding or deduction, BCA will receive from the DEBTOR the same amount of money as if such withholding or deduction has never been done.

Article 17

AMENDMENTS TO THE PROVISIONS OF CREDIT AGREEMENT

In case an amendment to the provisions set forth in the Credit Agreement is made, the intended amendment shall be regulated in a separate agreement or letter signed by the parties, the aforementioned agreement or letter shall constitute an integrated and inseparable part of the Credit Agreement.

Article 18

MISCELLANEOUS

18.1.

BCA shall be entitled, without prior approval of the DEBTOR, to transfer or assign with any method whatsoever a portion or entire rights and/or obligations of BCA in providing Credit Facility based on the Credit Agreement to financial institutions, banks or other creditors the performance of which shall be sufficient by giving a written notice to the DEBTOR within a minimum period of 30 (thirty) calendar days prior to such transfer or assignment.

For such purpose, the DEBTOR now for some time in the future, grants a power of attorney to BCA to provide all data and/or information required to the financial institutions, banks or other creditors.

18.2.

BCA shall be entitled, without prior approval from the DEBTOR, to block/freeze and/or disburse and/or debit the funds in the DEBTOR’s accounts in BCA and use its results to be calculated or compensated against the Debts in case there is an Event of Default as set forth in article 14.1 of the Credit Agreement.

18.3.	In the event of :

a.

There is an increase in costs required by BCA in maintaining the Credit Facility extension to the DEBTOR as a result of the fulfillment of regulations/provisions of Bank Indonesia or other government agencies, so that the interest rate applicable to the DEBTOR can no longer cover costs which must be spent by BCA, therefore BCA shall notify in writing total (additional) costs to be charged to the DEBTOR through a notification letter constituting an integrated and inseparable part of the Credit Agreement (“Notification Letter on Cost Increases”), provided that the DEBTOR may choose to negotiate within a period no longer than 7 (seven) calendar days, as from the Notification Letter on Cost Increases and if up to the period to conduct such negotiation expires, an agreement concerning total (additional) costs to be charged to the DEBTOR by BCA is not reached, therefore the DEBTOR shall have an option to settle the Debts in the period of 60 (sixty) calendar days, as from the expiration of a period to conduct negotiation as mentioned above without subject to the penalty or fine due to the accelerated payment.

b.

there are changes in monetary, financial, economic or political sectors affecting the BCA liquidity or the decrease in collectable rate of the DEBTOR, either on the BCA or other bank (-s), so that it becomes Sub-standards, Doubtful, or Loss, hence the DEBTOR hereby agrees the BCA actions :

(i)	to adjust/change total interest rate as referred to in article 4.1 of the Credit Agreement; and/or

(ii)	to suspend the withdrawal and/or the utilization date of Credit Facility submitted by the DEBTOR; and/or

(iii)	to decrease total Credit Facility; and/or

(iv)	to replace the Credit Facility extension as referred to in article 2.1 of Credit Agreement with other currency available in BCA; and/or

(iv)	to stop the Credit Facility Extension.

In case BCA shall exercise the aforementioned BCA’s rights, BCA shall give prior written notice concerning its implementation to the DEBTOR. The aforementioned notification letter constitutes an integrated and inseparable part of the Credit Agreement.

18.4.

BCA shall be entitled (notwithstanding the provisions of article 7 of the Credit Agreement) to declare the Debts as become due and therefore the DEBTOR shall be obligated to repay the Debts to the BCA in the event that :

(i)

there are laws and regulations or their amendments or the application of a regulation causing the non-validity for BCA to maintain and/or exercise its obligations as set forth in the Credit Agreement by no later in the period as stipulated in the relevant regulations or 60 (sixty) days as from the date of the BCA notification concerning such repayment request is received, whichever occurs first; or

(ii)

the political, economic and social state which according to BCA, amy disrupt the uninterrupted Debt payment by the DEBTOR, by no later in the period of 60 (sixty) days as of the date of the BCA notification concerning such repayment request is received.

The Debt payment shall be based on the abovementioned provisions, the DEBTOR shall not be subject to fine or penalty as referred to in the provisions of article 9 of the Credit Agreement.

18.5.

If one or more provisions in the Credit Agreement is declared inapplicable or unenforceable by the competent Court or deemed as contradictory to the applicable provisions or laws and regulations, therefore other provisions included in the Credit Agreement shall remain in effect and bind the parties.

18.6.

The Credit Agreement shall be applicable to the parties and the successors of the respective parties, provided that the DEBTOR may not assign and/or transfer a right and/or obligation of the DEBTOR based on the Credit Agreement and/or other agreements in relation to the Credit Agreement, without prior written approval from BCA.

18.7

Any failure or delay in the part of the BCA to exercise its right, power, authority or privilege based on the Credit Agreement shall not mean that BCA has waived the aforementioned right, power, authority or privilege, and similarly, the exercise of all or a portion of the right, power, authority or privilege pursuant to the Credit Agreement shall not hamper further exercise of the aforementioned right, power, authority or privilege.

18.8.

In the context of conducting supervision, security and completion/settlement of Credit Facility, with respect to the occurrence of the event of default, BCA shall have authority to conduct the following matters:

a.	to place BCA’s officers in the DEBTOR’s company;

b.	to assign a consultant or other party to conduct supervision, provide advice and or to manage the DEBTOR’s company.

Article 19

POWER OF ATTORNEY

19.1.

For the purpose of implementing the Debt settlement in accordance with the Credit Agreement, the DEBTOR hereby grants power of attorney and authorities to BCA to, from time to time, debit the DEBTOR’s account.

19.2.

In order to ensure the order of Debt repayment as referred to in article 18.2 of the Credit Agreement, the DEBTOR, now for some time in the future, grants a power of attorney to BCA, for and on behalf of the DEBTOR, to disburse and/or with other method to debit funds in each DEBTOR’s account in BCA.

19.3.

Each power of attorney granted by DEBTOR based on the Credit Agreement shall constitute an inseparable part of the Credit Agreement and therefore, any power of attorney concerned cannot be revoked and/or cancelled by any way whatsoever including due to any circumstances whatsoever, and the parties state the inapplicability of articles 1813, 1814 and 1816 of the Indonesian Civil Code insofar as the Debts pursuant to the Credit Agreement have not been fully settled.

Article 20

JURISDICTION

- In respect of the Credit Agreement and all the consequences thereof, BCA and the DEBTOR select the permanent and general domicile at the Registrar Office of Central Jakarta District Court in Jakarta, as such without prejudice to the rights of BCA to file a lawsuit against the DEBTOR before other courts anywhere else within the territory of the Republic of Indonesia based on the applicable regulations.

The appearers hereby represent to warrant the accuracy of appearers’ identity in accordance with the identity cards presented to me, Notary and shall be fully responsible for the aforementioned matters and furthermore the appearers represent also that they have understood the content of this deed.

- Based on the aforementioned matters,

= IN WITNESS WHEREOF =

- Drawn up as a minutes and read out as well as executed in Jakarta, on the day and date mentioned at the preamble of this deed, in the presence of :

1.

Mrs. INDAH FATMAWATI, Sarjana Hukum, born in Jakarta, on 28-07-1959 (twenty-eighth of July one thousand nine hundred and fifty-nine), Indonesian Citizen, residing in South Jakarta, at Tebet Timur Dalam VI K/4, Neighborhood Ward 003, Neighborhood Block 006, Tebet Timur Sub-district, Tebet District, Holder of Identity Card number : 09.5007.680759.0199.

2.

Mrs. SITI RUMANDANG BULAN LUBIS, Sarjana Hukum, Magister Kenotariatan, born in Medan, on 31-01-1978 (thirty-first of January one thousand nine hundred and seventy eight), Indonesian Citizen, residing in East Jakarta, at Jalan Cemara F/43. CJT II, Neighborhood Ward 004, Neighborhood Block 004, Gedong Sub-district, Pasar Rebo District. Holder of Identity Card number : 09.5406.710178.8501.

Both are Assistant to the Notary, as witnesses.

Considering that this deed has been discussed by the parties properly, hence the reading out was only conducted in broad terms or its Resume, and upon having been read out by me, Notary, to the appearers and witnesses, this deed was forthwith signed by the appearers, witnesses and me, Notary.

Drawn up with five deletions and replacements.

The Minutes of this Deed have been duly signed.

= ISSUED AS A TRUE COPY =

[Signed and stamped on one Rp.6,000 stamp duty; stamp reads: Mrs. POERBANINGSIH ADI WARSITO, SH. NOTARY IN JAKARTA]